Exhibit 99.1

1870 Crown Drive
Dallas, TX 75234
214-561-7500
Fax: (214) 561-7499

For immediate release

For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES THIRD QUARTER
FISCAL YEAR 2004 RESULTS

Third Quarter Highlights:

•	Sales increase 19% to $74 million.

•	Operating income increases 47% to $4.2 million.

•	Scheduled/Distribution and Outsourcing sales up 28%, 33%, respectively.

June 2, 2004 — Dallas, Texas — Dynamex Inc. (Amex: DDN), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.3 million or $0.20 fully diluted earnings per share for the third quarter of FY 2004 compared to $2.1 million or $0.18 per share in the prior year. The current year quarter includes a pre-tax charge of approximately $450,000 ($290,000 after-tax) to write-off the remaining balance of unamortized deferred financing costs associated with the bank credit facility that was refinanced this quarter. The prior year quarter includes a positive income tax adjustment of approximately $425,000 associated with Dynamex Canada Corp.’s payment of a $2.5 million cash dividend to Dynamex Inc. Excluding these adjustments, net income increased approximately 55% this quarter compared to last year’s quarter.

Sales increased 19.1% to $74 million in the FY 2004 third quarter compared to the prior year. Sales were positively impacted by an 11.1% increase in the average exchange rate between the Canadian dollar and the U.S. dollar. Excluding the effect of the exchange rate, sales increased 15.3%.

Selling, general and administrative (“SG&A”) expenses increased 12.4% to $16.2 million in the FY 2004 third quarter compared to the prior year period. As a percentage of sales, SG&A expenses were 21.9% in FY2004 compared to 23.2% in the prior year. Approximately 26% of the dollar increase is due to the change in the exchange rate between the Canadian dollar and the U.S. dollar. The remaining increase is primarily attributable to additional personnel required to manage and service new business, higher sales commissions from increased sales, the expensing of stock options, higher software maintenance fees and increased state unemployment taxes and health insurance premiums.

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Dynamex — Third Quarter Fiscal Year 2004
June 2, 2004

Operating income increased to $4.2 million in the current year quarter, an increase of 47% over the prior year quarter. This increase is primarily attributable to the achievement of normal profitability from significant new business startups over the last three quarters.

Third Quarter Highlights
“We are pleased with our continued improvement in sales and profitability, which increased 19% and 55%, excluding adjustments, over the prior year period,” said Dynamex Chairman and CEO, Rick McClelland. “Our selling, general and administrative expense ratio also improved, further validating the benefits of our non-asset based, variable cost structure which allows us to scale operations to match overall demand and to address new business opportunities without a requirement for significant amounts of additional capital or company owned assets.

“Our position as the leader in the same-day delivery and logistics services in North America is supported by the largest sales team in our industry, a comprehensive service menu offered to local, regional and national customers and a business model and service mix that is structured to perform well in just about any economic environment,” McClelland continued. “Our third fiscal quarter results validate this strategy, especially in light of the substantial increases in fuel costs. We are continuing to successfully differentiate Dynamex and enhance our processes so that we can further leverage our market position.”

Long-Term Debt
On March 2, 2004, the Company replaced its existing bank credit facility with a new $30,000,000 Senior Secured, Revolving Credit Facility that matures on November 30, 2007. Under the terms of the new facility, interest is payable quarterly at prime, or LIBOR plus a margin ranging from 1.25% to 1.75% (1.5% at April 30, 2004), based on the ratio of Funded Debt to EBITDA. There are no scheduled principal payments; however, the Company is required to maintain certain financial ratios related to minimum amounts of stockholder’s equity, fixed charges to cash flow, funded debt to cash flow and funded debt to eligible receivables. The Company is in compliance with all financial ratios.

Total long-term debt was $15.8 million at April 30, 2004 compared to $24.9 million at April 30, 2003 and $19.8 million at July 31, 2003, a reduction of 20% from July 31, 2003.

Margins
The gross margin was 28.3% of sales in the current year quarter, down 0.4% compared to 28.7% in the prior year quarter due to the continuing shift in business mix from on-demand to other services but slightly above the average gross margin of 28.1% for the first six months of FY 2004.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $4.8 million compared to $3.4 million in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). EBITDA, as a percentage of sales, was 6.4%, up from 5.5% in the prior year primarily due to increased gross profit from higher sales.

Depreciation and Amortization
Depreciation and amortization (“D&A’) in the third quarter 2004 decreased to $474,000 from $518,000 in the third quarter of 2003. As a percent of sales, D&A was 0.7% compared to 0.9% in

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Dynamex — Third Quarter Fiscal Year 2004
June 2, 2004

the prior year. The reduction in D&A in the current year is primarily attributable to lower capital expenditures in recent years.

Interest Expense
Interest expense for the three months ended April 30, 2004 was $614,000 compared to $571,000. The current year includes a pre-tax charge of approximately $450,000 to write-off the remaining balance of unamortized deferred financing costs associated with the bank credit facility that was refinanced on March 2, 2004.

Outlook
The following outlook for FY 2004 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

The Company expects year-over-year sales growth, including foreign exchange, of between 14% and 15% for fiscal year 2004.

The Company expects net income for FY 2004 will range from $1.02 to $1.07 per fully diluted share.

Investor Call
The Company will host an investor conference call on Thursday, June 3, 2004 at 10:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-888-694-4739. A participant will need the following information to access the conference call: Company name – “Dynamex”. A telephone replay of the conference call will be available through June 10, 2004 at Toll-Free 1-877-519-4471, Conference Pin #4673489.

The conference call will also be available on the Internet through CCBN’s website, located at www.fulldisclosure.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

* * *

Dynamex is a leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time

Dynamex — Third Quarter Fiscal Year 2004
June 2, 2004

in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex — Third Quarter Fiscal Year 2004
June 2, 2004

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	April 30,	July 31,
	2004	2003
	(unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$3,579	$4,338
Accounts receivable (net of allowance for doubtful accounts of $811 and $721, respectively)	30,458	26,109
Prepaid and other current assets	2,049	2,453
Deferred income tax	1,931	1,976

Total current assets	38,017	34,876
Property and equipment — net	4,385	4,287
Goodwill	44,984	44,743
Intangibles — net	485	981
Deferred income taxes	12,169	10,064
Other assets	1,121	590

Total assets	$101,161	$95,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT
Accounts payable trade	$4,998	$6,564
Accrued liabilities	15,105	14,805
Current portion of long-term debt	—	5,728

Total current liabilities	20,103	27,097
Long-term debt	15,766	14,116

Total liabilities	35,869	41,213

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,358 and 11,208 outstanding, respectively	114	112
Additional paid-in capital	74,906	74,064
Accumulated deficit	(10,480)	(20,250)
Unrealized foreign currency translation adjustment	752	402

TOTAL STOCKHOLDERS’ EQUITY	65,292	54,328

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$101,161	$95,541

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Dynamex — Third Quarter Fiscal Year 2004
June 2, 2004

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2004	2003	2004	2003
Sales	$74,016	$62,146	$213,465	$183,209
Cost of sales	53,090	44,321	153,352	129,626

Gross profit	20,926	17,825	60,113	58,583
Selling, general and administrative expenses	16,207	14,422	48,070	42,827
Depreciation and amortization	474	518	1,453	1,609
(Gain) loss on disposal of property and equipment	—	(3)	(20)	10

Operating income	4,245	2,888	10,610	9,137
Interest expense	614	571	1,268	1,787
Other (income) expense	(30)	(19)	(134)	(93)

Income before taxes	3,661	2,336	9,476	7,443
Income tax expense (benefit)	1,361	238	(294)	2,070

Net income	$2,300	$2,098	$9,770	$5,373

Basic earnings per common share:	$0 .20	$0.19	$0.87	$0.48
Diluted earnings per common share:	$0 .20	$0.18	$0.85	$0.47
Weighted average shares:
Common shares outstanding	11,351	11,208	11,285	11,207
Adjusted common shares — assuming exercise of stock options	11,631	11,379	11,538	11,332

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Dynamex — Third Quarter Fiscal Year 2004
June 2, 2004

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Nine months ended
	April 30,		April 30,
	2004	2003	2004	2003
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	71.7%	71.3%	71.8%	70.8%

Gross profit	28.3%	28.7%	28.2%	29.2%
Selling, general and administrative expenses	21.9%	23.2%	22.5%	23.4%
Depreciation and amortization	0.7%	0.9%	0.7%	0.8%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	5.7%	4.6%	5.0%	5.0%
EBITDA Margin	6.4%	5.5%	5.7%	5.9%
EBITDA	$4,749	$3,425	$12,197	$10,839
Reconciliation of Non-GAAP Financial Measures:
Net income	$2,300	$2,098	$9,770	$5,373
Income tax expense	1,361	238	(294)	2,070
Interest expense	614	571	1,268	1,787
Depreciation and amortization	474	518	1,453	1,609

EBITDA	$4,749	$3,425	$12,197	$10,839

Sales by Service Type
On Demand	$29,469	39.8%	$28,028	45.1%	$88,053	41.2%	$85,629	46.7%
Scheduled/Distribution	21,150	28.6%	16,465	26.5%	59,262	27.8%	47,210	25.8%
Outsourcing	23,396	31.6%	17,653	28.4%	66,150	31.0%	50,370	27.5%

Total Sales	$74,016	100.0%	$62,146	100.0%	$213,465	100.0%	$183,209	100.0%

Sales by Country
United States	$50,121	67.7%	$40,856	65.7%	$142,212	66.6%	$121,348	66.2%
Canada	23,895	32.3%	21,290	34.3%	71,253	33.4%	61,861	33.8%

Total Sales	$74,016	100.0%	$62,146	100.0%	$213,465	100.0%	$183,209	100.0%

Dynamex – Third Quarter Fiscal Year 2004
June 2, 2004

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended
	April 30,
	2004	2003
OPERATING ACTIVITIES
Net income	$9,770	$5,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,453	1,609
Provision for losses on accounts receivable	626	677
Deferred income taxes	(2,060)	788
Stock option compensation	251	—
(Gain) loss on disposal of property and equipment	(20)	10
Changes in current operating assets and liabilities:
Accounts receivable	(4,975)	(3,388)
Prepaids and other assets	404	1,302
Accounts payable and accrued liabilities	(1,265)	1,594

Net cash provided by operating activities	4,184	7,965

INVESTING ACTIVITIES
Purchase of property and equipment	(1,516)	(1,366)
Net proceeds from disposal of property and equipment	12	62

Net cash used in investing activities	(1,504)	(1,304)

FINANCING ACTIVITIES
Principal payments on long-term debt	(2,979)	(4,346)
Net borrowings under line of credit	(1,100)	(2,075)
Net proceeds from sale of common stock	593	3
Other assets and deferred financing fees	(50)	(83)

Net cash used in financing activities	(3,536)	(6,501)

EFFECT OF EXCHANGE RATES ON CASH	97	709

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(759)	869
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,338	4,489

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,579	$5,358

SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION
Cash paid for interest	$710	$1,369

Cash paid for taxes	$1,593	$938

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